NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               ------------------
                                  May 26, 1999

                           MERIT MEDICAL SYSTEMS, INC.



                                  [MERIT LOGO]



         You are cordially invited to attend the Annual Meeting of Shareholders of Merit Medical Systems, Inc. (the "Company"), which will be held on Wednesday, May 26, 1999 at 3:00 p.m., at the Company's corporate offices at 1600 West Merit Parkway, South Jordan, Utah (the "Annual Meeting"), for the following purposes:

(1) To elect two directors of the Company, each to serve for a term of three years or until their respective successors have been duly elected and qualified;

(2) To consider and vote upon a proposal to approve the Merit Medical Systems, Inc. 1999 Omnibus Stock Incentive Plan.

(3) To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche as independent auditor of the Company for the fiscal year ending December 31, 1999; and

(4) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on April 20, 1999 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

                                By Order of the Board of Directors,



                                KENT W. STANGER
April 26, 1999                  Chief Financial Officer, Secretary and Treasurer





                                    IMPORTANT

         Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please complete, date, sign and return the enclosed proxy without delay in the enclosed envelope, which requires no additional postage if mailed in the United States. Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

                           MERIT MEDICAL SYSTEMS, INC.
                               1600 Merit Parkway
                            South Jordan, Utah 84095

                        ---------------------------------

                                 PROXY STATEMENT

                        ---------------------------------


                         Annual Meeting of Shareholders
                               ------------------
                                  May 26, 1999



                             SOLICITATION OF PROXIES

         This Proxy Statement is being furnished to the shareholders of Merit Medical Systems, Inc., a Utah corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies from holders of outstanding shares of the Company's common stock, no par value (the "Common Stock"), for use at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 26, 1999 and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual
Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders of the Company on or about April 26, 1999.

         The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying material. In addition to the solicitation of proxies by use of the mails, the directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies personally or by telephone or facsimile. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.


                                     VOTING

         The Board of Directors has fixed the close of business on April 20, 1999 as the record date for determination of shareholders entitled to receive notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were issued and outstanding 7,529,352 shares of Common Stock. The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

Proxies

         Shares of the Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR the election of each of the two director nominees for their respective terms; FOR the approval of the Merit Medical Systems, Inc. 1999 Omnibus Incentive Plan (the "Incentive Plan"); FOR the ratification of the appointment of Deloitte & Touche to be the Company's independent auditor for the fiscal year ending December 31, 1999; and in the discretion of the proxy holder as to any other matters which may properly come before the Annual Meeting. A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

Vote Required

         A majority of the issued and outstanding shares of Common Stock entitled to vote, represented in person or by proxy, is required for a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as "represented" for the purpose of determining the presence or absence of a quorum. Under Utah law, once a quorum is established, shareholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of a proposal exceed the votes cast against the proposal. Accordingly, abstentions and broker non-votes will not generally have the effect of being considered as votes cast against any matter considered at the Annual Meeting. In the election of directors, the two nominees receiving the highest number of votes will be elected.


                     PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

         At the Annual Meeting, two directors of the Company are to be elected to serve for a term of three years or until their successors shall be duly elected and qualified. Each of the nominees for director, identified below, is currently a director of the Company. If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the present Board of Directors. The two nominees receiving the highest number of votes at the Annual Meeting will be elected.

Nominees for Election as Directors

         Certain information with respect to each director nominee is set forth below.


         Rex Bean, 68, has been a director of the Company since 1988. Mr. Bean retired from the U.S. Air Force in 1987 and is principally engaged in the management of private investments. Mr. Bean is nominated to serve a three-year term.

         Richard W. Edelman, 58, has been a director of the Company since 1988. He is Senior Vice President of Southwest Securities, Inc., a stock brokerage firm located in Dallas, Texas. From 1996 to 1998 he was Managing Director of Rodman & Renshaw, Inc., a stock brokerage firm. From 1987 to 1996 he was employed by Southwest Securities, Inc., as Senior Vice President. Prior to joining Southwest Securities, Inc., in 1987, Mr. Edelman was a securities analyst and vice president for Schneider, Bernet and Hickman, a Dallas Texas securities firm. Mr Edelman obtained an MBA degree from Columbia University, New York City, in 1966. Mr. Edelman is nominated to serve a three-year term.

Directors Whose Terms of Office Continue

         Fred Lampropoulos, 50, has been Chairman of the Board, President and Chief Executive Officer of the Company since its formation in July 1987. From 1983 to June 1987, Mr Lampropoulos was Chairman of the Board and President of Utah Medical Products, Inc. ("Utah Medical"), a medical device company. Mr Lampropoulos' term as a director expires in 2000.

         Kent W. Stanger, 44, has been Chief Financial Officer, Secretary, Treasurer and a director of the Company since 1987. Prior to joining the Company, Mr. Stanger was the Controller for Utah Medical from 1985 to August 1987. Prior to 1985, he was the corporate controller for Laser Corporation, American Laser and Modulaire Industries, Inc. Mr. Stanger is a certified public accountant. Mr. Stanger's term as a director expires in 2000.

         James J. Ellis, 65, has been a director of the Company since November 1995. He has been Managing Partner of Ellis/Rosier Financial Services since 1992. Mr. Ellis served as General Manager of MONY Financial Services, Dallas, Texas from 1979 until his retirement in 1992. He also serves as a director of Jack Henry & Associates, a publicly traded company. Mr. Ellis term as a director expires in 2001.

         Michael E. Stillabower, M.D., 55, has been as a director of the Company since March 1996. Dr. Stillabower has been a physician in private practice in Wilmington, Delaware since 1980. Since 1988, he has also been Chief, Cardiology, Medical Center of Delaware where he has held a number of appointments including Director, Coronary Care Unit, from 1984 to 1988. In May 1995 he was appointed Clinical Associate Professor of Medicine, Jefferson Medical College in Philadelphia, Pennsylvania, where he obtained his M.D. degree in 1976. He is an Elected Fellow of the American College of Cardiology and of other professional associations and is actively engaged in cardiology research, instruction and publication of related papers and abstracts. Dr. Stillabower's term as a director expires in 2001.


Committees, Meetings and Reports

         The Board of Directors has a standing Audit Committee and an Executive Compensation Committee. The members of the Audit Committee are Rex C. Bean (Chairman), James J. Ellis and Richard W. Edelman. The members of the Executive Compensation Committee are James J. Ellis (Chairman), Rex C. Bean and Richard W. Edelman. The Company has no nominating committee.

         The Audit Committee met once during the 1998 year. The functions of the Audit Committee are: (i) to review and approve the selection of, and all services performed by, the Company's independent auditor; (ii) to review the Company's internal controls; and (iii) to review, act and report to the Board of Directors with respect to the scope of audit procedures, accounting practices and internal accounting and financial controls of the Company.

         The Executive Compensation Committee met five times during the 1998 year. The Executive Compensation Committee has oversight responsibility for all executive compensation and benefit programs of the Company. The Executive Compensation Committee reviews and approves all executive compensation and benefit plans, including the Company's Incentive Plan.

         During the fiscal year ended December 31, 1998 there were 10 meetings held by the Board of Directors of the Company. No director attended fewer than 75 percent of the total number of meetings of the Board and of any committee on which he served.

Section 16(a) Beneficial ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in Ownership of Common Stock and other securities which are derivative of the Common Stock. Executive officers and directors are required by Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that all
Section 16(a) reports required to be filed by the Company's officers and directors were properly filed.

Director Compensation

         Directors who are not employees of the Company receive an annual retainer of $5,000 and a director's fee of $1,000 per meeting attended in person and $250 for telephonic Board meetings. All directors also are reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings.


                               EXECUTIVE OFFICERS

         In addition to Messrs. Lampropoulos and Stanger, whose biographies are included elsewhere in this Proxy Statement, certain information is furnished with respect to the following executive officers of the Company:

         B. Leigh Weintraub, 49, was appointed Chief Operating Officer in February 1997 and was appointed Vice President of Operations in April 1995. She was Director or Vice President of Regulatory Affairs and Quality Assurance of the Company from August 1993 to 1995. From 1992 to August 1993, she was Director of Regulatory Affairs and Clinical Programs for Endomedix, a medical device company based in Irvine, California. From 1988 to 1992, Ms. Weintraub was employed by Baxter Healthcare Corporation as Manager of Quality Strategies and Quality Engineering and as Project Engineer, Quality Engineering. Ms. Weintraub completed an executive MBA program at Pepperdine University in April 1993.

         Brian L. Ferrand, 44, has been Vice President of Sales of the Company since June 1993. He was Director of Sales of the Company from May 1992 to May 1993 and was National Sales Manager of the Company from December 1991 to April 1992. From 1987 to December 1991, Mr. Ferrand was employed by Medical Marketing Associates and held positions as medical products sales representative, sales manager, and vice president of Marketing and sales.


 Compensation of Executive Officers


         The compensation of Fred P. Lampropoulos, the Company's Chief Executive Officer, and the Company's other named executive officers ("Named Executive Officers") during the fiscal year ended December 31, 1998 is shown on the following pages in three tables and discussed in a report from the Compensation Committee of the Board of Directors.

                           SUMMARY COMPENSATION TABLE
                                                                                        Long Term
                                                                                       Compensation
-----------------------------------------------------------------------------------------------------------------------
                                                        Annual Compensation               Awards
-----------------------------------------------------------------------------------------------------------------------
                                                 Fiscal                                   Options/        All Other
              Name and Position                   Year      Salary         Bonus           SARs (#)     Compensation(1)
-----------------------------------------------------------------------------------------------------------------------
Fred P. Lampropoulos                              1998     $262,985        $  200        107,500 (3)        $20,433 (2)
  Chairman of the Board and                       1997      250,000         9,615        107,500 (3)          4,385
    Chief Executive Officer                       1996      245,000         8,071         42,500 (3)          4,367



Brian L. Ferrand                                  1998      207,692        30,000              0              7,692 (2)
  Vice President of Sales                         1997      198,904        10,846         40,000              4,319
                                                  1996      174,038        37,880         15,000              4,340



B. Leigh Weintraub                                1998      181,058        13,968              0                  0
  Vice President of Operations                    1997      182,411        16,525         10,000              4,358
                                                  1996      142,254        13,016         25,000              3,063



Kent W. Stanger                                   1998      181,731             0          7,500 (3)          3,365 (2)
  Chief Financial Officer,                        1997      175,000           673         17,500 (3)          4,139
    Secretary, Treasurer and Director             1996      162,500         4,615         22,500 (3)          3,472


--------------------------------

(1) Amounts shown reflect contributions made by the Company for the benefit of the Named Executive Officers under the Company's 401(k) Profit Sharing Plan.
(2)  Accrued Vacation paid with cash in lieu of benefit.
(3) Includes stock options granted under the formula plan for the Board of Directors. (7,500/yr)
Option Grants in Last Fiscal Year

         The following table sets forth individual grants of stock options made to the Named Executive Officers during the fiscal year ended December 31, 1998. As of December 31, 1998 the Company had not granted any stock appreciation rights:

                                                                                             Potential Realizable Value
                                                                                              at Assumed Annual Rates
                                                                                                  of Stock Price
                                                 Percent of                                      Appreciation for
                                                Total Option                                       Option Term
                                                 Granted to                                 --------------------------
                                    Options     Employees in    Exercise      Expiration
           Name                     Granted      Fiscal Year     Price           Date              5%            10%
---------------------------       ------------  -------------   --------      ----------        -------        -------
Fred P. Lampropoulos.......        100,000          49.5%        $5.88        11/07/2003        162,315        358,675
                                     7,500(1)        3.7%         7.50        05/27/2003         15,540         34,343

Kent W. Stanger............          7,500(1)        3.7%         7.50        05/27/2003         15,540         34,343
---------------------------

(1) Reflects stock options granted under the formula plan provisions of the Incentive Plan.



Aggregated Option Exercises in Last Fiscal Year and Year End Option Values

         The following table sets forth the number of shares of Common Stock acquired during the fiscal year ended December 31, 1998 upon the exercise of stock options, the value realized upon such exercise, the number of unexercised stock options held on December 31, 1998 and the aggregate value of such options held by the Named Executive Officers:

                                                               Number of Unexercised        Value of Unexercised
                                                                    Options at              In-the-Money Options
                               Number of                         December 31, 1998         at December 31, 1998(1)
                                Shares         Value        --------------------------   ---------------------------
                               Acquired      Realized on
          Name                on Exercise    Exercise(1)    Exercisable  Unexercisable   Exercisable   Unexercisable
-------------------------     -----------    -----------    -----------  -------------   -----------   -------------
Fred P. Lampropoulos.....        2,500        $ 3,344         70,500        197,000        $ 7,000        $76,750

Kent W. Stanger..........        5,000          6,938         44,500         18,000         12,625          9,250

Brian L. Ferrand.........            0              0         29,000         36,000          1,625          6,500

B. Leigh Weintraub.......       25,000         19,875         12,000         23,000          1,625          6,500

-------------------------


(1) Reflects the difference between the exercise price of the Options granted and the value of the Common Stock on December 31, 1998. The closing sale price of the Common Stock on December 31, 1998 as reported by NASDAQ was $6.625 per share.

Certain Relationships and Related Transactions

         During fiscal 1998 the Company loaned to Fred P. Lampropoulos, Chairman of the Board, President, and Chief Executive Officer, for personal reasons, the sum of $225,000 payable in five annual installments with interest at the Company's blended borrowing rate. The note evidencing the loan and a related pledge agreement provide for collateral in the form of 62,950 shares of the Company's Common Stock.

         Change of Control Employment Agreements

In March 1998, the Board of Directors of the Company approved Change in Control Employment Agreements ("Employment Agreement") for each of the Named Executive Officers of the Company. These Employment Agreements provide certain benefits in the event of a change of control of the Company, as well as payments and benefits in the event of termination of employment under certain circumstances.

         The Employment Agreements provide for the continued employment of the Named Executive Officers for two years following a change in control (three years in the case of Mr. Lampropoulos) (the "Employment Period") in essentially the position held prior to the change in control and at an annual base salary and average annual bonus which is based on the salary paid during the last fiscal year and the average of the bonuses paid during the three fiscal years prior to the change of control. In addition, during the Employment Period, the Named Executive Officers are entitled to participate in all retirement plans, benefit plans and other employee benefits in effect prior to the change in control or, if more favorable, in those benefit programs provided to employees after the change of control.

         Upon termination of employment following a change of control, other than for death, disability or cause, or if the Named Executive Officer terminates employment for good reason, the Named Executive Officer is entitled to receive the sum of (i) his or her base salary and bonus through the date of termination (ii) any accrued or deferred compensation or benefits, (iii) an amount equal to the Named Executive Officer's annual base salary and average annual bonus multiplied by the number of whole or factional years remaining in the Employment Period, and (iv) continued coverage during the remainder of the Employment Period under the Company's benefit plans, programs practices or policies. The Employment Agreements provide that the Named Executive Officer may voluntarily terminate employment during a 30- day window period following the first 12-months of the Employment Period and that such a termination will be deemed for good reason. If termination of the Employment of a Named Executive Officer occurs which is not related to a change in control and is for other than death, disability or cause, the Named Executive Officer is entitled to receive the sum of (I) and (ii), above, plus a sum equal to his or her annual base compensation and average bonus (based on the base salary paid during the last fiscal year and bonuses paid during the last three fiscal years).

If termination of employment of a Named Executive Officer occurs by reason of death or disability, he or she shall be entitled to payment of base salary and bonus through the date of termination, any deferred or accrued benefits and such other death or disability benefits equal to the most favorable benefits provided by the Company to other employees and their families. If the Named Executive Officer is terminated for cause during the Employment Period, the Company shall be obligated to pay to the Named Executive Officer his or her annual base salary through the date of termination, the amount of any compensation previously deferred, and any other benefits due through the date of termination, in each case to the extent not previously paid.

Report of the Executive Compensation Committee

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that incorporates by reference, in whole or in part, subsequent filings including, without limitation, this Proxy Statement, the following Report of the Executive Compensation Committee and the Performance Graph set forth on page nine hereof shall not be deemed to be incorporated by reference into any such filings.

General. The Company's executive compensation program is administered by the Executive Compensation Committee, which is responsible for establishing the policies and amounts of compensation for the Company's executive officers. The Executive Compensation Committee, composed of three independent directors, has oversight responsibility for executive compensation and executive benefit programs of the Company, including the Predecessor Plan and Incentive Plan.

         Executive Compensation Principles. The Company's executive compensation program is designed to align executive compensation with the values, objectives and performance of the Company. The executive compensation program is designed to achieve the following objectives:

         o Attract and retain highly qualified individuals who are capable of making significant contributions to the long-term success of the Company.

         o Reward executive officers for long-term strategic management and the enhancement of shareholder value.

         o      Promote  a  performance-oriented   environment  that  encourages
                Company and individual achievement.

         Executive Compensation Program. The Company's executive compensation program consists of both cash and equity-based compensation. The components of the Company's executive compensation program and the policies which govern their implementation are outlined briefly below.

                  Cash Compensation. The Company's cash compensation policy is designed to provide competitive levels of compensation to attract and retain qualified individuals and to reward individual initiative and achievement. The Company's existing executive compensation program is a base compensation plan with a discretionary bonus compensation element.

                  The salary for Fred P. Lampropoulos, the President and Chief Executive Officer, is based generally upon comparisons with levels of compensation paid to chief executive officers of other comparably sized medical device manufacturers. The overall performance of the Company and the Company's progress towards achieving specific objectives are also important factors in setting compensation for Mr. Lampropoulos. Specific objectives in Fiscal 1998 focused on new strategic market expansion and related product development. The Company's efforts to reduce costs and increase the efficiency of its operations and Mr. Lampropoulos' performance in achieving those objectives were also considered. On December 1, 1998 Mr. Lampropoulos' base salary was set at $305,000.

                  Cash compensation for executive officers other than the Chief Executive Officer is based generally upon comparisons with comparably sized medical device manufacturers and is targeted at the mid-range of the salary levels of those manufacturers. Compensation of executive officers is based, in part, upon their respective responsibilities as compared to similar positions in comparable companies. The Executive Compensation Committee also considers individual merit and the Company's performance. It is the practice of the Committee to solicit and review recommendations of the Chief Executive Officer when determining salary levels for executive officers other than the Chief Executive Officer.

                  Equity-Based Compensation. The Predecessor Plan and the Incentive Plan is designed to promote and advance the interests of the Company and its shareholders by strengthening the mutuality of interests between the executive officers of the Company and the Company's shareholders. The Company has limited the payment of executive incentive compensation in the form of annual cash bonuses, preferring to make stock-based grants under the Predecessor Plan. Since executive incentive compensation is based on shares of Common Stock, the value of those awards to executive officers increases as the value of the Common Stock increases. During the 1998 fiscal year, discretionary option grants were made to the chief executive officer. In addition, Mr. Lampropoulos and Mr. Stanger, as directors of the Company, were each granted options to purchase 7,500 shares of Common Stock pursuant to the nondiscretionary formula plan provisions of the Predecessor Plan.

         Benefits. The Company's policy is to provide an attractive benefit package to all employees. Executive officers of the Company are generally eligible to participate, on the terms and conditions applicable to all eligible employees of the Company, in the Merit Medical Systems 401(k) Profit Sharing Plan, a contributory savings and profit sharing plan for all Company employees over the age of 21 who have completed one year of service, and in the Company's Employee Stock Purchase Plan. Certain executive officers may elect to defer certain awards or compensation under the Company's employee benefit plans.

                                          EXECUTIVE COMPENSATION COMMITTEE

                                              James J. Ellis, Chairman
                                                 Richard W. Edelman
                                                     Rex C. Bean

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

         The following table sets forth information as of April 4, 1999 with respect to the beneficial ownership of shares of the Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, by each director, by each director nominee, by each executive officer named in the Summary Compensation Table and by all directors and officers as a group. Unless otherwise noted, each person named has sole voting and investment power with respect to the shares indicated. Percentages are based on 7,529,352 shares outstanding.

                                                                     Beneficial Ownership
                                                                -----------------------------
                                                                   Number of    Percentage
                                                                    Shares       of Class

Vertical Group, L.P.(3). . . . . . . . . . . . . . . . . .          799,100        10.6%

Fred P. Lampropoulos(1)(2). . . . . . . . . . . . . . . ..          640,395         8.4

Kent W. Stanger(1)(2) . . . . . . . . . . . . . . . . . ..          323,291         4.3

Rex C. Bean(2). . . . . . . . . . . . . . . . . . . . . ..          292,297         3.9

Richard W. Edelman(2). . . . . . . . . . . . . . . . . . .           62,276          *

James J. Ellis(2) . . . . . . . . . . . . . . . . . . . ..           45,900          *

Brian L. Ferrand(1)(2) . . . . .. . . . . . . . . . . . ..           32,755          *

B. Leigh Weintraub(1)(2)   . . . . . . . . . . . . . . . .           20,409          *

Michael E. Stillabower, M.D.(2). . . . . . . . . . . . . .           30,500          *

All officers and directors as a group (8 persons)                 1,447,823        18.5%
----------------------

*    Represents holdings of less than 1%

(1) The computations above include the following share amounts which are held in the Company's 401(k) Profit Sharing Plan on behalf of participants thereunder: Fred P. Lampropoulos,12,309 shares; Kent W. Stanger,10,257 shares; B. Leigh Weintraub,1,190 shares; and all officers and directors as a group, 23,756 shares.

(2) The computations above include the following share amounts which are subject to options exercisable with in 60 days, none of which have been exercised: Fred P. Lampropoulos,112,500 shares; Kent W. Stanger, 46,500 shares; Rex C. Bean, 31,500 shares; Richard W. Edelman, 31,500 shares; James J. Ellis 22,500 shares; Michael E. Stillabower M.D., 22,500 shares; Brian L. Ferrand, 31,000 shares; B. Leigh Weintraub, 17,000 shares; and all officers and directors as a group, 315,000 shares.

(3)  Based on a Schedule 13G dated August 4, 1998

                      PROPOSAL NUMBER 2 -- APPROVAL OF THE
                           MERIT MEDICAL SYSTEMS, INC.
                        1999 OMNIBUS STOCK INCENTIVE PLAN

                       Your Board of Directors Recommends
                           a Vote "For" This Proposal

     The Board of Directors has adopted and recommends that you vote to approve the Merit Medical Systems, Inc. 1999 Omnibus Stock Incentive Plan (the "Incentive Plan"). The Incentive Plan will, if approved, be substituted in part for the Merit Medical Systems, Inc. Long-Term Incentive Stock Option Plan (the "Predecessor Plan") and, therefore, shares of Common Stock previously authorized for the granting of stock options under the Predecessor Plan but not granted prior to May 26, 1999 will no longer be available under the Predecessor Plan but will, instead, be available under the Incentive Plan. Any stock options previously granted under the Predecessor Plan will remain outstanding pursuant to the terms of the Predecessor Plan. If the Incentive Plan is not approved, the Predecessor Plan will remain in effect in its present form. The terms of the Incentive Plan are summarized below. Capitalized terms used herein will, unless otherwise defined, have the meanings assigned to them in the text of the Incentive Plan.

General

     The Incentive Plan is intended to promote the interests of the Company and the stockholders of the Company by providing directors, officers, employees and others who are expected to contribute to the success of the Company with appropriate incentives and rewards to encourage them to enter into and continue in the employ of the Company and to acquire a proprietary interest in the long-term success of the Company thereby aligning their interest more closely to the interest of the stockholders.

     The Incentive Plan is intended to comply with the requirements of Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934, as amended. In addition, the Plan is intended to provide performance-based compensation so as to be eligible for compliance with Section 162(m) ("Section 162(m)") which denies a deduction by an employer for certain compensation in excess of $1 million per year paid by a publicly traded corporation to the following individuals who are employed at the end of the employer's taxable year ("Covered Employees"): the chief executive officer and the four most highly compensated executive officers (other than the chief executive officer), for whom compensation disclosure is required under the proxy rules. Certain compensation, including compensation based on the attainment of performance goals, is excluded from this deduction limit if certain requirements are met. Among the requirements for compensation to qualify for this exception is that the material terms pursuant to which the compensation is to be paid be disclosed to and approved by the stockholders in a separate vote prior to the payment. Accordingly, if the Incentive Plan is approved by stockholders and the other conditions of Section 162(m) relating to performance-based compensation are satisfied, compensation paid to Covered Employees pursuant to the Incentive Plan will not be subject to the deduction limit of Section 162(m).

Summary of Terms

     The Incentive Plan authorizes an aggregate of 1,600,000 shares of Common Stock that may be subject to awards, subject to adjustment as described below; however, upon approval of the Incentive Plan, no future options may be granted under the Predecessor Plan and 84,390 shares of Common Stock previously available for stock options under the Predecessor Plan but not covered by outstanding stock options will no longer be available under the Predecessor Plan but will, instead, be available under the Incentive Plan. Accordingly, only an additional 1,600,000 shares of Common Stock would be available for awards under the Incentive Plan in excess of the number of shares currently available under the Predecessor Plan. Such shares may be authorized and unissued shares, treasury shares or shares acquired by the Company for purposes of the Incentive Plan. Generally, shares subject to an award that remain unissued upon expiration or cancellation of the award will be available for other awards under the Incentive Plan. The total number of shares of Common Stock subject to awards (including awards paid in cash but denominated in shares of Common Stock) granted to any Participant in the Incentive Plan during any taxable year of the Company will not exceed 200,000. In the event that the Compensation Committee of the Board of Directors (the "Committee") determines that any dividend or other distribution, stock split, recapitalization, reorganization, merger or other similar corporate transaction or event affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Incentive Plan, then the Committee will make such equitable changes or adjustments as it deems necessary to the aggregate number of shares available under the Incentive Plan, the limit on individual awards, the number of shares subject to each outstanding award, and the exercise price of each outstanding option or stock appreciation right.

     Awards under the Incentive Plan may be made in the form of (i) Incentive Stock Options, (ii) Non-Qualified Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock, (v) Phantom Stock and (vi) Stock Bonuses. Awards may be granted to such directors, officers, employees and others expected to contribute to the long-term success of the Company and its subsidiaries as the Committee shall, in its discretion, select.

     The Incentive Plan will be administered by the Committee which shall, at all times, consist of two or more persons each of whom is an "outside director" within the meaning of Section 162(m) and a non-employee director within the meaning of Rule 16b-3. The Committee is authorized, among other things, to construe, interpret and implement the provisions of the Incentive Plan, to select the persons to whom awards will be granted, to determine the terms and conditions of such awards and to make all other determinations deemed necessary or advisable for the administration of the Incentive Plan.

Awards Under the Plan

     Stock Options. Unless the Committee expressly provides otherwise, an option will not be exercisable prior to one year after the date of grant and will become exercisable as to 25% of the shares subject thereto on each of the first through fourth anniversaries of the grant. The Committee will determine each option's expiration date; provided, however, that no incentive stock opinion may be exercised more than ten years after the date of grant. The purchase price per share payable upon the exercise of an option (the "option exercise price") will be established by the Committee, but may be no less than the Fair Market Value of a share of Common Stock on the date of grant. The option exercise price is payable (i) in cash, by certified check, bank cashier's check or wire transfer,
(ii) by delivering instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the full amount of the Purchase Price, (iii) by delivering shares of Common Stock owned by the Participant with appropriate stock powers, (iv) by electing to have the Company retain shares of Common Stock which would otherwise be issued on the exercise of the Option, (v) any combination of the foregoing forms or (vi) by such other payment method as the Committee may prescribe.

     Stock Appreciation Rights. Stock appreciation rights may be granted in connection with all or any part of, or independently of, any option granted under the Incentive Plan. A stock appreciation right granted independently of any option will be subject to the same vesting rules as described above for options. A stock appreciation right granted in tandem with any stock option will be exercisable only when and to the extent the option to which it relates is exercisable. The grantee of a stock appreciation right has the right to surrender the stock appreciation right and receive from the Company, in cash, an amount equal to the excess of the Fair Market Value of a share of Common Stock over the exercise price of the stock appreciation right for each share of Common Stock in respect of which such stock appreciation right is being exercised.

     Restricted Stock. The Committee may grant restricted shares of Common Stock to such persons, in such amounts, and subject to such terms and conditions (including the attainment of performance goals) as the Committee shall determine in its discretion. Awards of Restricted Stock granted to Executive Officers of the Company will be contingent on the attainment by the Company or a subsidiary of the Company, if applicable, of one or more pre-established performance goals (the "Performance Goals") established by the Committee. The Performance Goals may be based on the attainment by the Company (and/or its subsidiaries, if applicable) of any one or more of the following criteria: (i) a specified percentage return on total stockholder equity of the Company; (ii) a specified percentage increase in earnings per share from continuing operations of Common Stock; (iii) a specified percentage increase in net income of the Company; and
(iv) a specified percentage increase in profit before taxation of the Company.

     Phantom Stock. The Committee may grant shares of Phantom Stock to such persons, in such amounts, and subject to such terms and conditions (including the attainment of performance goals) as the Committee shall determine in its discretion. If the requirements specified by the Committee are met, the grantee of such an award will receive a cash payment equal to the Fair Market Value of the shares covered thereby plus the dividends that would have been paid on such shares had they actually been outstanding following the grant date. Awards of Phantom Stock granted to Executive Officers of the Company will be contingent on the attainment by the Company or a subsidiary of the Company, if applicable, of any one or more of the Performance Goals noted above.

     Stock Bonus. The Committee may grant bonuses comprised of shares of Common Stock free of restrictions to such persons, in such amounts, as the Committee shall determine in its discretion. No Executive Officer shall be eligible to receive a Stock Bonus under the Incentive Plan unless a prior determination of eligibility is made by the Committee.

     The Board may suspend, discontinue, revise, terminate or amend the Incentive Plan at any time; provided, however, that stockholder approval will be obtained if and to the extent that the Board deems it appropriate to satisfy
Section 162(m).

     In the event of a Change in Control, all outstanding awards will become fully vested and/or immediately exercisable.

Plan Benefits

     The Company cannot now determine the exact number of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Phantom Stock and Stock Bonuses to be granted in the future to the executive officers named under the "Executive Officer Compensation--Summary Compensation Table" above, to all current executive officers as a group, or to all employees (including executive officers). See "Executive Officer Compensation--Options Granted in Last Fiscal Year" above for the number of options granted under the Stock Option Plan to the executive officers named in the Summary Compensation Table in the year ended December 31, 1998. During the year ended December 1998, options to purchase 115,000 shares of Common Stock were granted to all current executive officers as a group.

Certain Federal Income Tax Consequences

     The following discussion is a brief summary of the principal United States Federal income tax consequences under current Federal income tax laws relating to awards under the Incentive Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

     Non-Qualified Stock Options. An optionee will not recognize any taxable income upon the grant of a Non-Qualified Stock Option. The Company will not be entitled to a tax deduction with respect to the grant of a Non-Qualified Stock Option. Upon exercise of a Non-Qualified Stock Option, the excess of the Fair Market Value of the Common Stock on the exercise date over the option exercise price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. The Company will generally be entitled to a tax deduction at such time in the amount of such compensation income. The optionee's tax basis for the Common Stock received pursuant to the exercise of a Non-Qualified Stock Option will equal the sum of the compensation income recognized and the exercise price.

     In the event of a sale of Common Stock received upon the exercise of a Non-Qualified Stock Option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term capital gain or loss if the holding period for such Common Stock is more than one year.

     Incentive Stock Options. An optionee will not recognize any taxable income at the time of grant or timely exercise of an Incentive Stock Option and the Company will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an Incentive Stock Option may, however, give rise to taxable compensation income subject to applicable withholding taxes, and a tax deduction to the Company, if the Incentive Stock Option is not exercised consistent with requirements applicable to Incentive Stock Options or if the optionee subsequently engages in a "disqualifying disposition," as described below.

     A sale or exchange by an optionee of shares acquired upon the exercise of an Incentive Stock Option more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the Incentive Stock Option will result in any difference between the net sale proceeds and the exercise price being treated a long-term capital gain (or loss) to the optionee. If such sale or exchange takes place within two years after the date of grant of the Incentive Stock Option or within one year from the date of transfer of the Incentive Stock Option shares to the optionee, such sale or exchange will generally constitute a "disqualifying disposition" of such shares that will have the following results: any excess of (i) the lesser of (a) the Fair Market

Value of the shares at the time of exercise of the  Incentive  Stock  Option and
(b) the amount  realized on such  disqualifying  disposition  of the shares over
(ii) the option exercise price of such shares, will be ordinary income to the optionee, subject to applicable withholding taxes, and the Company will be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not result in any deduction by the Company.

     Restricted Stock. A grantee will not recognize any income upon the receipt of Restricted Stock unless the holder elects under Section 83(b) of the Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the Fair Market Value of the Restricted Stock at the time of receipt. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to the Company. If the election is not made, the holder will generally recognize ordinary income, on the date that the restrictions to which the Restricted Stock are subject are removed, in an amount equal to the Fair Market Value of such shares on such date, less any amount paid for the shares. At the time the holder recognizes ordinary income, the Company generally will be entitled to a deduction in the same amount.

     Generally, upon a sale or other disposition of Restricted Stock with respect to which the holder has recognized ordinary income (i.e., a Section 83(b) election was previously made or the restrictions were previously removed), the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder's basis in such shares. Such gain or loss will be long-term capital gain or loss if the holding period for such shares is more than one year.

     Other Awards. The grant of a Stock Appreciation Right or Phantom Stock award will not result in income for the grantee or in a tax deduction for the Company. Upon the settlement of such a right or award, the grantee will recognize ordinary income equal to the aggregate value of the payment received, and the Company generally will be entitled to a tax deduction in the same amount. A Stock Bonus generally will result in compensation income for the grantee and a tax deduction for the Company, equal to the Fair Market Value of the shares of Common Stock granted.

     In as much as awards under the Incentive Plan will be granted at the sole discretion of the Committee and that performance goal criteria may vary from year to year and from Participant to Participant, benefits under the Incentive Plan are not determinable. Compensation paid and other benefits granted for the 1998 fiscal year are set forth above in the section entitled "Executive Officer Compensation" commencing on page 4.

         Merit Medical Systems, Inc.
         Comparison of Five Year-Cummulative Total Returns
         Performance Graph - included on hard copy only.

         Prepared by the Center for Research in Security Prices - U of Chicago Produced on 04/09/99 including data to 12/31/98


                           [PERFORMANCE GRAPH OMITTED]

         Proforma here included graphical representation of the following data:


-----------------------------------------------------------------------------------------------------------------------
                                                     L E G E N D
=======================================================================================================================
Index Description                                       12/31/93   12/31/94   12/29/95   12/31/96   12/31/97   12/31/98
MERIT MEDICAL SYSTEMS, INC.                             100.0      81.4       125.6      158.1      116.3      123.3
Nasdaq Stock Market (US Companies)                      100.0      97.8       138.3      170.0      208.5      293.8
Nasdaq Stocks (SIC 3840-3849 US Companies)              100.0      106.6      162.5      152.3      173.8      194.5
Surgical, Medical, and Dental Instruments and Supplies

Notes:  A. The  lines  represent  monthly index levels  derived from  compounded daily returns that include all dividends.
        B. The indexes are reweighted daily, using the market  capitalization on the previous trading day.
        C. If the  monthly  interval,  based on the  fiscal  year-end,  is not a trading day, the preceding trading day is used.
        D. The index level for all series was set to $100.0 on 12/31/93.
------------------------------------------------------------------------------------------------------------------------

             PROPOSAL NO. 3 -- RATIFICATION OF SELECTION OF AUDITOR

         The Audit Committee has recommended, and the Board of Directors has selected, the firm of Deloitte & Touche, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 1999 subject to ratification by the shareholders. Deloitte & Touche has acted as independent auditor for the Company since 1987. The Board of Directors anticipates that one or more representatives of Deloitte & Touche will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         The  Board  of  Directors   recommends  that   shareholders   vote  FOR
ratification   of  the  appointment  of  Deloitte  &  Touche  as  the  Company's independent auditor.


                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the Annual Meeting. If, however, any further business should properly come before the Annual Meeting, the persons named as proxies in the accompanying form will vote on such business in accordance with their best judgment.


                            PROPOSALS OF SHAREHOLDERS

         Proposals which shareholders intend to present at the Annual Meeting of Shareholders to be held in calendar year 2000 must be received by Kent W. Stanger, Chief Financial Officer, Secretary and Treasurer of the Company, at the Company's executive offices (1600 West Merit Parkway, South Jordan, Utah 84095) no later than December 31, 1999.


                             ADDITIONAL INFORMATION

         The Company will provide without charge to any person from whom a proxy is solicited by the Board of Directors, upon the written request of such person, a copy of the Company's 1998 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Securities and Exchange Commission. Written requests for such information should be directed to Kent W. Stanger, Chief Financial Officer, Secretary and Treasurer of the Company, at the address indicated above.


                                     PROXY

                           MERIT MEDICAL SYSTEMS, INC.
                             1600 West Merit Parkway
                            South Jordan, Utah 84095



           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Fred P. Lampropoulos and Kent W. Stanger, and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of the Common Stock of Merit Medical Systems, Inc., a Utah corporation (the "Company"), held of record by the undersigned on April 20, 1999 at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the offices of the Company on May 26, 1999 at 3:00 P.M. local time, or at any adjournment or postponement thereof, upon the matters set forth below, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged.

1. ELECTION OF TWO DIRECTORS, each to serve for a term of three years or until their respective successors shall have been duly elected and qualified.

         |_|   FOR all nominees listed below (except as marked to the contrary).
         |_|   WITHHOLD AUTHORITY to vote for all nominees listed below.
               (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's namein the list below.)

                  REX BEAN                           RICHARD W. EDELMAN

2. To consider and vote upon a proposal to approve the Merit Medical Systems, Inc. 1999 Omnibus Incentive Stock Plan.

3. To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche as the independent auditor of the Company.

                 |_| FOR             |_| AGAINST             |_| ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF TWO DIRECTORS, FOR THE APPROVAL OF THE INCENTIVE PLAN AND FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS THE INDEPENDENT AUDITOR OF THE COMPANY.

         Please complete, sign and date this proxy where indicated and return it promptly in the accompanying prepaid envelope.



DATED:                         1999
      -------------------------            -------------------------------------
                                           Signature



                                           -------------------------------------
                                           Signature if held jointly

         (Please sign above as the shares are issued. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)